Global Payments to Acquire PayPros,
a Leading Integrated Payments Technology Company

ATLANTA, Jan. 24, 2014 -- Global Payments Inc. (NYSE: GPN), one of the largest worldwide providers of payment solutions, announced today an agreement to acquire Payment Processing, Inc. (PayPros). PayPros, based in California, is an innovative provider of fully-integrated payment solutions for 58,000 small-to-medium sized merchants in the United States. PayPros delivers its products and services through a network of over 1,000 technology-based enterprise software partners to vertical markets that are complementary to the markets served by Accelerated Payment Technologies, Inc., a Global Payments company since October 2012.
Global Payments’ President and CEO Jeffrey S. Sloan said, “Our acquisition of PayPros will expand our direct distribution, add new vertical markets, accelerate growth in our largest geography and further enhance our existing integrated solutions business with the addition of PayPros’ talented team.”
Chuck Smith, Founder and CEO of PayPros, added, “I am very pleased to announce this partnership with Global Payments. This transaction is the culmination of nearly two decades of hard work and vision at PayPros. I am confident that Global Payments will be a fantastic partner for our customers and employees.”
“We are very excited to be joining the Global Payments team. The strength of Global Payments’ distribution combined with our differentiated service offering will accelerate value delivery to our partners and provide opportunities for growth over the long-term,” said PayPros President, Eddie Myers.
Under the terms of the agreement and pending regulatory approvals and customary closing conditions, Global Payments will pay $420 million in cash to acquire PayPros, inclusive of tax assets. The transaction is expected to close by the end of Global Payments’ 2014 fiscal year. PayPros’ calendar 2013 annual revenues are anticipated to be approximately $100 million. Global Payments will provide further details when the transaction closes.

Refinancing
Global Payments also announced that it plans to expand its current credit lines to support its ongoing capital deployment and growth strategies. The company expects this expansion to be completed in the company’s fourth fiscal quarter of this year.

About Global Payments
Global Payments Inc. (NYSE: GPN) is a leading provider of payment processing services for merchants, value added resellers, financial institutions, government agencies, multi-national corporations and independent sales organizations located throughout North America, South America, Europe and the Asia-Pacific region.  Global Payments, a Fortune 1000 company, offers a comprehensive line of solutions and services for credit and debit cards, business-to-business purchasing cards, gift cards, electronic check conversion and check guarantee, verification and recovery including electronic check services, as well as terminal management.  Visit www.globalpaymentsinc.com for more information about the company and its services.

About PayPros
PayPros is a payments technology company, dedicated to delivering innovative and profitable integrated payments solutions. Our belief is that payments should add value to software applications, resulting in better solutions for developers and their customers. It’s what we mean by “Software Differentiation Through Payment Innovation.” The PayPros Innovo technology platform is the backbone of this vision, delivering payment applications that support new technologies and allow for custom software solutions. This unique approach to payments is why-since 1995-more than 1,700 partners and 58,000 businesses have turned to PayPros.

This announcement and comments made by Global Payments' management may contain certain forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including revenue and earnings estimates and management’s expectations regarding future events and developments, are forward-looking statements and are subject to significant risks and uncertainties. Important factors that may cause actual events or results to differ materially from those anticipated by such forward-looking statements include the following: the effect on our results of operations of continued security enhancements to our processing system; foreign currency risks which become increasingly relevant as we expand internationally; the effect of current domestic and worldwide economic conditions, future performance and integration of acquisitions, and other risks detailed in our SEC filings, including the most recently filed Form 10-K. We undertake no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Investor contact:	Media contact:
investor.relations@globalpay.com	media.relations@globalpay.com
Jane Elliott	Amy Corn
770-829-8234	770-829-8755